Exhibit 99.1

International Money Express, Inc. Reports Record Transactions and Revenues for 2021 Fourth Quarter and Full Year

Digital and Emerging Markets Helped Fuel Record Growth

Company to Host Conference Call Today at 9 a.m. ET

Fourth Quarter 2021 – Highlights compared with the prior-year period
•	Record Revenues of $127.2 million, an increase of 28.1%
•	Net Income of $13.1 million, an increase of 36.5%
•	Diluted EPS of $0.33, an increase of 32.0%
•	Adjusted Net Income of $15.9 million, an increase of 35.7%
•	Adjusted Diluted EPS of $0.40, an increase of 33.3%
•	Adjusted EBITDA of $23.8 million, an increase of 27.1%
•	A 20.5% increase in the number of active customers; and a 76.3% increase in digital customers

Full Year 2021 – Highlights compared with the prior-year period
•	Record Revenues of $459.2 million, an increase of 28.6%
•	Record Net Income of $46.8 million, an increase of 38.7%
•	Diluted EPS of $1.20, an increase of 36.4%
•	Adjusted Net Income of $57.5 million, an increase of 35.7%
•	Adjusted Diluted EPS of $1.47, an increase of 33.6%
•	Adjusted EBITDA of $86.7 million, an increase of 26.7%
•	Net Free Cash Generated of $47.6 million, an increase of 25.5%

MIAMI, (March 7, 2022) – International Money Express, Inc. (NASDAQ: IMXI) (“Intermex” or the “Company”), a leading, omnichannel money remittance services company, today announced record financial results for the fourth quarter and full-year ended December 31, 2021. The Company will host a conference call to discuss its results at 9 a.m. ET today.

“Record results for the fourth quarter and the full year 2021 again reflected growth across all of our primary markets and our emerging geographies, as well as further advances in the digital sector, in which we believe Intermex has a significant and sustainable opportunity to gain market share,” said Bob Lisy, Chairman, Chief Executive Officer, and President. “We believe our outstanding performance also is indicative of the Company’s focus on world-class customer support and quality, along with our omnichannel strategy of meeting our customers where they are. Intermex is continuing to invest in growing its digital business and increasing digital transactions at a double-digit percentage rate. At the same time, we are investing in growing our agent base and retail business, with a goal of generating non-digital revenue growth at a double-digit-year-over-year percentage rate.”

“As the Company moves forward in 2022 and beyond, we see significant opportunities that we believe will further enhance shareholder value. Intermex expects to make additional, economically attractive investments in technology, people, and products to drive strong growth in digital and agent-based services and products. These initiatives should allow us to generate another year of double-digit percentage growth in revenues, net income, adjusted EBITDA, and net free cash generated,” Lisy added.

Fourth Quarter Financial Results
Intermex delivered its best quarter in the Company’s history, with revenues of $127.2 million, an increase of 28.1% over the prior-year period. These record revenues were due to an 11.7% increase in the number of agents, contributing to a 20.5% increase in unique customers to 2.8 million. These customers initiated a 25.1% increase in net money transfer transactions, including a 31.7% increase in emerging markets, to a record 11.1 million. A 95.7% increase in digital transactions initiated also contributed to this increase. This growth resulted in a 40.4% increase in the principal amount transferred to $4.9 billion in the fourth quarter of 2021.

The Company reported net income of $13.1 million in the 2021 fourth quarter, an increase of 36.5% over the prior-year period. Diluted earnings per share in the fourth quarter of 2021 were $0.33, an increase of 32.0%, over the prior-year period. These increases primarily reflected higher revenues, along with lower depreciation and amortization expense and interest expense, partially offset by increases in service charges from agents and banks, salaries, general and administrative expenses, and income tax expense.

Adjusted net income for the fourth quarter of 2021 totaled $15.9 million, an increase of 35.7%. Adjusted diluted earnings per share totaled $0.40, an increase of 33.3% over the prior-year period, driven primarily by revenue growth, partially offset by increases in service charges from agents and banks, salaries, and general and administrative expenses, compared with the prior-year period.

Adjusted EBITDA in the 2021 fourth quarter increased 27.1% to $23.8 million over the prior-year period, driven primarily by revenue growth, partially offset by increases in service charges from agents and banks, salaries, and general and administrative expenses.

Full Year Financial Results
Revenues for 2021 increased by 28.6% over the prior year to $459.2 million. Driving that growth was an 11.7% increase in the number of agents, contributing to an 18.2% increase in unique customers to 4.7 million. Intermex customers initiated a 25.4% increase in net money transfer transactions, which included a 32.7% increase in emerging market transactions to a record 40.1 million. An 87.6% increase in digital transactions initiated also contributed to this growth. For the year, principal transferred increased 40.1% to $17.3 billion for the full-year 2021.

The Company reported record net income of $46.8 million in 2021, an increase of 38.7% over the prior year. Diluted earnings per share for the full year 2021 were $1.20, an increase of 36.4% over the prior year, attributable to the annual effects of the same items noted for the fourth quarter.

Adjusted net income for the full year 2021 totaled $57.5 million, an increase of 35.7%. Adjusted diluted earnings per share totaled $1.47, an increase of 33.6%, compared with the prior year, attributable to the annual effects of the same items noted for the fourth quarter.

Adjusted EBITDA for the full year 2021 increased 26.7% over the prior year to $86.7 million, attributable to the annual effects of the same items noted for the fourth quarter.

Other Items
The Company ended 2021 with $132.5 million in cash, up from $74.9 million in 2020. Additionally, Intermex had net free cash generated of $47.6 million in 2021, up 25.5% from 2020. The Company repurchased approximately 271,000 shares of its common stock for $4.4 million in the fourth quarter of 2021 and approximately 342,000 shares for $5.6 million for the full year 2021, with $34.4 million remaining under the Company’s previously announced share repurchase authorization.

2022 Guidance
Fueled by continued strong growth in remittance transactions, Intermex expects to generate another year of double-digit revenue growth, increasing 17% - 19% to a range of $537 million - $546 million. As a result, the Company expects to generate 24% - 27% growth in net income to between $58 million - $59.5 million, to generate 15% - 18% growth in adjusted net income to between $66 million - $67.5 million, and expects adjusted EBITDA growth of 15% - 18% to between $100 million - $102 million.

Non-GAAP Measures
Adjusted Net Income, Adjusted Earnings per share, Adjusted EBITDA, Adjusted EBITDA Margin, and Net Free Cash Generated, each a Non-GAAP financial measure, are the primary metrics used by management to evaluate the financial performance of our business. We present these Non-GAAP financial measures because we believe they are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe they help highlight trends in our operating results, because certain of such measures exclude, among other things, the effects of certain transactions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted Net Income is defined as Net Income adjusted to add back certain charges and expenses, such as non-cash amortization of certain intangibles resulting from push-down accounting, non-cash compensation costs, and other items outlined in the reconciliation tables below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted Earnings per share are calculated by dividing Adjusted Net Income by GAAP weighted-average common shares outstanding (basic and diluted).

Adjusted EBITDA is defined as Net Income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as non-cash compensation costs and other items outlined in the reconciliation table below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

Net Free Cash Generated is defined as Net Income before provision for credit losses and depreciation and amortization adjusted to add back certain non-cash charges and expenses, such as non-cash compensation costs, and reduced by cash used in investing activities and servicing of our debt obligations.

Adjusted Net Income, Adjusted Earnings per share, Adjusted EBITDA, Adjusted EBITDA Margin, and Net Free Cash Generated are non-GAAP financial measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Reconciliations of Net Income, the Company’s closest GAAP measure, to Adjusted Net Income, Adjusted EBITDA and Net Free Cash Generated, as well as a reconciliation of Earnings per share to Adjusted Earnings per share and Net Income Margin to Adjusted EBITDA Margin, are outlined in the tables below following the unaudited condensed consolidated financial statements.  A quantitative reconciliation of projected Adjusted Net Income and Adjusted EBITDA to the most comparable GAAP measure is not available without unreasonable efforts because of the inherent difficulty in forecasting and qualifying the amounts necessary under GAAP guidance for operating or other adjusted items including, without limitation, costs related to acquisitions and the registration of the Company’s securities, and losses related to legal contingencies or disposal of assets.

Investor and Analyst Conference Call / Presentation
Intermex will host a conference call and webcast presentation at 9:00 a.m. Eastern Time today. The conference call can be heard by dialing: 1-877-423-9813 (U.S.) or 1-201-689-8573 (outside the U.S.) ten minutes before the start of the call.

The conference call and accompanying slides will be available via webcast at https://investors.intermexonline.com.  Registration for the event is required, so please register at least five minutes before the scheduled start time.

A webcast replay will be available approximately 2-4 hours after the conference call at https://investors.intermexonline.com/.

Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which reflect our current views concerning certain events that are not historical facts but could affect our future performance, including but without limitation, statements regarding our plans, objectives, financial performance, business strategies, projected results of operations, and expectations for the Company. These statements may include and be identified by words or phrases, without limitation, such as “would,” “will,” “should,” “expects,” “believes,” “anticipates,” “continues,” “could,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “forecasts,” “intends,” “assumes,” “estimates,” “approximately,” “shall,” “our planning assumptions,” “future outlook,” “currently,” “target,” “guidance” and similar expressions (including the negative and plural forms of such words and phrases). Our forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments, projections about our business and our industry, and macroeconomic conditions, and are subject to various risks, uncertainties, estimates, contingencies, and other factors, many of which are beyond our control, that could cause actual results to differ from those expressed or implied by the forward-looking statements and could materially adversely affect our business, financial condition, results of operations, cash flows and liquidity.  Such factors include, among others, the public health conditions, responses thereto and the economic and market effects thereof; competition in the markets in which we operate; volatility in foreign exchange rates that could affect the volume of consumer remittance activity and/or affect our foreign exchange related gains and losses; our ability to maintain favorable agent relationships; credit risks from our agents and the financial institutions with which we do business; bank failures, sustained financial market illiquidity or financial institution illiquidity; new technology or competitors such as digital platforms; cyber-attacks or disruptions to our information technology, computer network systems, data centers and phone apps; our ability to satisfy our debt obligations and remain in compliance with our credit facility requirements; customer confidence in our brand and in consumer money transfers generally; our ability to maintain compliance with applicable regulatory requirements; international political factors, political stability, tariffs, border taxes or restrictions on remittances or transfers;  currency restrictions and volatility in countries in which we operate or plan to operate; consumer fraud and other risks relating to the authenticity of customers’ orders; changes in immigration laws and their enforcement; our ability to protect intellectual property rights; our ability to recruit and retain key personnel; and other factors, risks and uncertainties, including those described in the “Risk Factors” and other sections of periodic reports that we file with the Securities and Exchange Commission. Accordingly, we caution investors and all others not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made and we undertake no obligation to update any of the forward-looking statements.

About International Money Express, Inc.
Founded in 1994, Intermex applies proprietary technology enabling consumers to send money from the United States and Canada to 16 countries in Latin America, including Mexico and Guatemala, eight countries in Africa, and two countries in Asia. The Company provides the digital movement of money through a network of agent retailers in the United States and Canada; through Company-operated stores; digitally through our mobile app; and via the Company’s website. Transactions are fulfilled and paid through thousands of retail and bank locations in Latin America, Africa, and Asia. Intermex is headquartered in Miami, Florida, with international offices in Puebla, Mexico, and Guatemala City, Guatemala. For more information, visit www.intermexonline.com. For more information about Intermex, please visit www.intermexonline.com.

Mike Gallentine
Vice President of Investor Relations
mgallentine@intermexusa.com
tel. 305-671-8005

Condensed Consolidated Balance Sheets

	December 31,
(in thousands of dollars)	2021	2020
ASSETS
Current assets:
Cash	$132,474	$74,907
Accounts receivable, net of allowance of $2,181 and $1,503, respectively	67,317	55,017
Prepaid wires, net	56,766	53,281
Prepaid expenses and other current assets	6,988	3,521
Total current assets	263,545	186,726

Property and equipment, net	17,905	13,021
Goodwill	36,260	36,260
Intangible assets, net	15,392	20,430
Other assets	7,434	3,036
Total assets	$340,536	$259,473

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net	$3,882	$7,044
Accounts payable	23,151	12,771
Wire transfers and money orders payable, net	56,066	41,746
Accrued and other liabilities	33,760	22,380
Total current liabilities	116,859	83,941

Long-term liabilities:
Long-term debt, net	79,211	80,579
Deferred tax liability, net	1,426	692
Total long-term liabilities	80,637	81,271

Stockholders' equity:
Total stockholders' equity	143,040	94,261
Total liabilities and stockholders' equity	$340,536	$259,473

Condensed Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020	2019
	(Unaudited)
Revenues:
Wire transfer and money order fees, net	$108,832	$85,375	$393,241	$307,909	$273,081
Foreign exchange gain, net	17,485	13,253	62,832	46,763	44,268
Other income	858	674	3,133	2,537	2,252
Total revenues	127,175	99,302	459,206	357,209	319,601

Operating expenses:
Service charges from agents and banks	84,806	66,194	307,458	238,597	212,670
Salaries and benefits	12,156	10,319	43,065	32,831	30,705
Other selling, general and administrative expenses	8,790	5,259	31,340	22,086	27,095
Depreciation and amortization	2,449	2,749	9,491	10,828	12,689
Total operating expenses	108,201	84,521	391,354	304,342	283,159

Operating income	18,974	14,781	67,852	52,867	36,442

Interest expense	976	1,533	4,537	6,566	8,510

Income before income taxes	17,998	13,248	63,315	46,301	27,932

Income tax provision	4,866	3,628	16,472	12,517	8,323

Net income	$13,132	$9,620	$46,843	$33,784	$19,609

Earnings per common share:
Basic	$0.34	$0.25	$1.22	$0.89	$0.52
Diluted	$0.33	$0.25	$1.20	$0.88	$0.52

Weighted-average common shares outstanding:
Basic	38,608,869	38,119,709	38,474,040	38,060,290	37,428,345
Diluted	39,236,948	38,692,964	39,103,450	38,358,171	37,594,158

Reconciliation from Net income to Adjusted Net income

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars)	2021	2020	2021	2020	2019

	(Unaudited)		(Unaudited)

Net income	$13,132	$9,620	$46,843	$33,784	$19,609

Adjusted for:
Share-based compensation (a)	1,219	1,028	4,601	3,237	2,609
Offering costs (b)	-	30	-	509	1,669
TCPA settlement (c)	-	2	-	60	3,736
Loss on bank closure (d)	-	-	2,000	252	-
Transaction costs (e)	1,006	-	1,006	-	-
Other employee severance (f)	-	-	-	-	172
Other charges and expenses (g)	112	111	1,705	637	305
Amortization of certain intangibles (h)	1,263	1,710	5,052	6,841	9,248
Income tax benefit related to adjustments (i)	(842)	(793)	(3,738)	(2,981)	(4,789)
Adjusted net income	$15,890	$11,708	$57,469	$42,339	$32,559

Adjusted earnings per common share
Basic	$0.41	$0.31	$1.49	$1.11	$0.87
Diluted	$0.40	$0.30	$1.47	$1.10	$0.87

(a) Represents shared-based compensation relating to equity awards were granted to employees and independent directors of the Company.

(b) Represents expenses incurred for professional and legal fees in connection with secondary offerings for the Company’s common stock.

(c) Represents legal fees for the settlement of a class action lawsuit related to the Telephone Consumer Protection Act.

(d) Represents two separate losses during the three months ended September 30, 2021 and 2020, respectively related to the closure of financial institutions in Mexico.

(e) Represents professional and legal fees incurred in potential acquisitions.

(f) Represents severance costs related to managerial changes in connection with becoming a publicly-traded company in 2018.

(g) Represents primarily loss on disposal of fixed assets, including a write-off of software development expenditures in an amount of $1.0 million during the year ended December 31, 2021 and foreign currency (gains) losses.

(h) Represents the amortization of certain intangible assets that resulted from the application of push-down accounting.

(i) Represents the current and deferred tax impact of the taxable adjustments to net income using the Company’s blended federal and state tax rate for each period. Relevant tax-deductible adjustments include all adjustments to net income.

Reconciliation from GAAP Basic Earnings per Share to Adjusted Basic Earnings per Share

	Three months ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
GAAP Basic Earnings per Share	$0.34	$0.25	$1.22	$0.89
Adjusted for:
Share-based compensation	0.03	0.03	0.12	0.09
Offering costs	-	NM	-	0.01
TCPA settlement	-	NM	-	NM
Loss on bank closure	-	-	0.05	0.01
Transaction costs	0.03	-	0.03	-
Other charges and expenses	NM	NM	0.04	0.02
Amortization of certain intangibles	0.03	0.04	0.13	0.18
Income tax benefit related to adjustments	(0.02)	(0.02)	(0.10)	(0.08)
Non-GAAP Adjusted Basic Earnings per Share	$0.41	$0.31	$1.49	$1.11

NM—Amount is not meaningful

The table above may contain slight summation differences due to rounding

Reconciliation from GAAP Diluted Earnings per Share to Adjusted Diluted Earnings per Share

	Three months ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
GAAP Diluted Earnings per Share	$0.33	$0.25	$1.20	$0.88
Adjusted for:
Share-based compensation	0.03	0.03	0.12	0.08
Offering costs	-	NM	-	0.01
TCPA settlement	-	NM	-	NM
Loss on bank closure	-	-	0.05	0.01
Transaction costs	0.03	-	0.03	-
Other charges and expenses	NM	NM	0.04	0.02
Amortization of certain intangibles	0.03	0.04	0.13	0.18
Income tax benefit related to adjustments	(0.02)	(0.02)	(0.10)	(0.08)
Non-GAAP Adjusted Diluted Earnings per Share	$0.40	$0.30	$1.47	$1.10

NM—Amount is not meaningful

The table above may contain slight summation differences due to rounding

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands of dollars)	2021	2020	2021	2020	2019

	(Unaudited)		(Unaudited)
Net income	$13,132	$9,620	$46,843	$33,784	$19,609

Adjusted for:
Interest expense	976	1,533	4,537	6,566	8,510
Income tax provision	4,866	3,628	16,472	12,517	8,323
Depreciation and amortization	2,450	2,749	9,491	10,828	12,689
EBITDA	21,424	17,530	77,343	63,695	49,131
Share-based compensation (a)	1,219	1,028	4,601	3,237	2,609
	-	30	-	509	1,669
TCPA settlement (c)	-	2	-	60	3,736
Loss on bank closure (d)	-	-	2,000	252	-
Transaction costs (e)	1,006	-	1,006	-	-
Other charges and expenses (f)	112	111	1,705	637	477
Adjusted EBITDA	$23,761	$18,701	$86,655	$68,390	$57,622

(a) Represents share-based compensation relating to equity awards were granted to employees and independent directors of the Company.

(b) Represents expenses incurred for professional and legal fees in connection with secondary offerings of the Company’s common stock.

(c) Represents legal fees for the settlement of a class action lawsuit related to the Telephone Consumer Protection Act.

(d) Represents two separate losses during the three months ended September 30, 2021 and 2020, respectively related to the closure of financial institutions in Mexico.

(e) Represents professional and legal fees incurred in potential acquisitions.

(f) Represents primarily loss on disposal of fixed assets, including a write-off of software development expenditures in an amount of $1.0 million during the year ended December 31, 2021 and foreign currency (gains) losses.

Reconciliation from Net Income Margin to Adjusted EBITDA Margin

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net Income Margin	10.3%	9.7%	10.2%	9.5%
Adjusted for:
Interest expense	0.8%	1.5%	1.0%	1.8%
Income tax provision	3.8%	3.7%	3.6%	3.5%
Depreciation and amortization	1.9%	2.8%	2.1%	3.0%
EBITDA	16.8%	17.7%	16.8%	17.8%
Share-based compensation	1.0%	1.0%	1.0%	0.9%
Offering costs	0.0%	0.0%	0.0%	0.1%
TCPA settlement	0.0%	0.0%	0.0%	0.0%
Loss on bank closure	0.0%	0.0%	0.4%	0.1%
Transaction costs	0.8%	0.0%	0.2%	0.0%
Other charges and expenses	0.1%	0.1%	0.4%	0.2%
Adjusted EBITDA Margin	18.7%	18.8%	18.9%	19.1%

The table above may contain slight summation differences due to rounding

Reconciliation of Net Income to Net Free Cash Generated

	For the year-ended December 31,
(in thousands of dollars)	2021	2020	2019
		(Unaudited)

Net income for the period	$46,843	$33,784	$19,609

Depreciation and amortization	9,491	10,828	12,689
Stock compensation expense	4,601	3,237	2,609
Provision for credit losses	1,537	1,801	1,626
Cash used in investing activities	(10,773)	(4,062)	(6,719)
Term loan pay downs	(4,103)	(7,661)	(4,956)

Net free cash generated during the period	$47,596	$37,927	$24,858